UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 22, 2014

Rock-Tenn Company

(Exact name of registrant as specified in its charter)

Georgia	1-12613	62-0342590

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Thrasher Street, Norcross, Georgia	30071

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2014, RockTenn-Southern Container, LLC (“RTSC”), Rock-Tenn Services Inc. (“Employer”), Rock-Tenn Company and James B. Porter III, the President, Paper Solutions, and named executive officer, of Rock-Tenn Company, entered into a new employment agreement (“New Employment Agreement”) pursuant to which the parties:

•	terminated the existing employment agreement between RTSC and Mr. Porter, dated as of January 1, 2006 and amended January 8, 2007; and

•	agreed to certain terms and conditions of employment, including that:

o	Mr. Porter will be employed to perform his current executive role, with the salary and other employee and executive benefits determined by the Compensation Committee of the Board of Directors of Rock-Tenn Company, for the period commencing on January 1, 2015 and continuing through December 31, 2015, after which Employer may terminate Mr. Porter’s employment for any reason at any time by providing him with at least ninety (90) days prior written notice and Mr. Porter may voluntarily terminate his employment by providing the Company with at least thirty (30) days prior written notice.

o	If Employer terminates Mr. Porter’s employment after December 31, 2015 for grounds other than for Cause (as defined below):

▪	Mr. Porter’s outstanding unvested stock options, if any, will, as of the date of termination of his employment, become immediately vested in full and shall become immediately exercisable and will remain exercisable until the earlier of ninety (90) days following the date of his termination of employment or the latest date on which any applicable options could be exercised under its terms had Mr. Porter’s employment with us not terminated.

▪	Provided that any applicable performance goals have been satisfied in accordance with their terms, Mr. Porter will be fully vested in any outstanding unvested long-term incentive awards other than stock options (which we refer to as “LTI Awards”) granted in any calendar year prior to the calendar year in which his employment is terminated, and Mr. Porter will be vested in a prorated portion of any LTI Awards granted in the calendar year his employment with us was terminated.

▪	Mr. Porter will receive (i) a severance payment in an amount equal to 12 months of his base salary, at the rate in effect on the date of termination, payable over a 12-month severance period, and (ii) any bonus that would have been paid if his employment had continued during the 12-month severance period; provided, however, that the amount and duration of the severance and bonus shall be reduced pro-rata for the total number of days remaining between the date of the termination of employment and December 31, 2016.

o	If Mr. Porter voluntarily terminates his employment with Employer after December 31, 2015, he will be entitled to the vesting of outstanding unvested stock options and LTI Awards as described above, but not to the severance and bonus payments.

o	If Employer terminates Mr. Porter’s employment at any time for Cause, Mr. Porter will only be entitled to continue to receive compensation and benefits through the date of his termination. The term “Cause” means Mr. Porter’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, conviction of a felony, or breach of any material provisions of the New Employment Agreement.

o	As part of the New Employment Agreement, Mr. Porter agreed to certain noncompetition and non-solicitation covenants that extend for periods of two and three years, respectively, after the termination of his employment.

A copy of the New Employment Agreement will be filed as an exhibit with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014

ROCK-TENN COMPANY

By	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel and Secretary